EXHIBIT 10.2

February 13, 2012

[Address]

Form of Retention Letter Agreement

Dear Mr. Wong,

Re: January 2012 Retention Program

As announced on November 29th, 2011, Oilsands Quest Inc. ("OQI") filed for creditor protection under Companies’ Creditors Arrangement Act (“CCAA”). As such, we understand this presents a lot of uncertainty for you and your future with the Company. We also understand the competitiveness within the Calgary marketplace for strong oil and gas skill sets.

To encourage you to stay with OQI and remove some uncertainty surrounding your personal circumstances in this situation, as well as to help you focus on effectively accomplishing OQI’s goals and objectives during the CCAA process, OQI has approved a retention bonus for select employees. This letter outlines the specifics of that program as it applies to you.

During this period you will continue to receive your regular salary and benefits. As well, provided that you continue to work for OQI during the CCAA process, and agree to the terms and conditions outlined below, OQI shall pay to you a “Retention Bonus” made up of 50% of your annual base salary at January 1, 2012, less statutory deductions. The Target Date is further defined as the earlier of the exit from the CCAA process, as approved by the Court, or December 31, 2012.

The terms of payment of the Retention Bonus are as follows:

1.
This is not an agreement for term employment until the Target Date. If you resign before the Target Date, or are dismissed for cause, you will not be eligible to receive payment of the Retention Bonus.

2.
The payment of the Retention Bonus shall be made in two parts, one payment comprising fifty percent of the Retention Bonus will be made within one month of the earlier of the Target Date or June 30, 2012. The second payment, comprising the remaining balance of the Retention Bonus, within one month of the earlier of the Target Date or December 31, 2012.  If the Target Date occurs prior to June 30, 2012, you will not be eligible for the second payment.

3.
If your employment is terminated without cause following the date of this letter but before the Target Date, then you will be paid the Retention Bonus according to the terms outlined in the paragraph above based on the passage of time after

January 1, 2012 and your termination date. If your employment is terminated prior to June 30, 2012, you will not be eligible for the second payment. You will be paid the Retention Bonus within one month of your termination date.

4.
As is the case of all employees, you will continue to be bound by those duties of fidelity and confidentiality and are reminded of the express terms of confidentiality as acknowledged by you at the start of your employment.

5.
Finally, as is the case of all matters related to individual compensation, you are not to disclose the fact that you have received a Retention Bonus nor the amount of said bonus. If it is determined that you have disclosed this information to any other party (except your spouse and professional financial advisor if any, and in such case only on a further promise of confidentiality), you may be disciplined up to and including termination for cause, in which case you would forfeit your right to payment of the Retention Bonus.

If you are in agreement with these terms, please sign the duplicate copy of this letter (enclosed) and return it to Linda Meidert no later than February 15, 2012.

We thank you for your continued dedication and effort to OQI and look forward to a mutually rewarding relationship.

Sincerely,

Oilsands Quest Inc.

Ronald Blakely
Chairman of the Board

I accept the terms of agreement as set out above.

Signature	Date